EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-06065) pertaining to the 1992 Stock Option Plan, 1995 Equity Incentive Plan, and 1995 Directors' Stock Option Plan, and in the Registration Statement (Form SB-2 No. 33-03401), the Registration Statement (Form S-3 No. 33-11457), the Registration Statement (Form S-8 No. 333-32301), the Registration Statement (Form S-3 No. 333-36057), the Registration Statement (Form S-1 No. 333-38179), and the Registration Statement (Form S-3 No. 333-46087) of Cellegy Pharmaceuticals, Inc. of our report dated February 3, 1998, with respect to the financial statements of Cellegy Pharmaceuticals, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 1997.

                                                               ERNST & YOUNG LLP

San Jose, California
March 31, 1998